Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

This Separation and General Release Agreement (this “Agreement”) is made and entered into this 28 day of September 2022 (the “Effective Date”), by and between Semtech Corporation, a Delaware corporation (the “Company”), and Alistair W. Fulton (“Executive”).

Executive and the Company are parties to an Amended and Restated Indemnification Agreement for Directors and Executive Officers dated March 8, 2019 (the “Indemnification Agreement”), a Confidential Information, Non-Competition, Invention Assignment, and Non-Solicitation Agreement dated January 2, 2018 (the “Confidentiality Agreement”), and a Mutual Agreement to Arbitrate Claims dated January 8, 2018 (the “Arbitration Agreement”).

In consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby expressly acknowledged, the Company and Executive agree as follows:

1. Termination. Executive’s employment, and all other positions (as an officer, director, employee, member, manager and in any other capacity) he held, with the Company and each of its affiliates terminated effective September 8, 2022 (the “Separation Date”). Executive agrees that he currently holds no such position.

2. Severance Benefits. In consideration of Executive’s agreements and releases set forth in this Agreement, and provided that Executive (a) executes and delivers this Agreement by no later than September 29, 2022 (with delivery of such executed Agreement to be to Charles B. Ammann, the Company’s Executive Vice President, Chief Legal Officer and Chief ESG Officer, at Semtech Corporation, 200 Flynn Road, Camarillo, California, 93012-8790, so that it is received by that date); (b) is not in breach or default of this Agreement or the Confidentiality Agreement; (c) has performed all obligations under this Agreement; and (d) has not revoked this Agreement (or any portion hereof) pursuant to Section 6 below; the Company agrees to pay or provide Executive with (1) a total cash severance benefit of $729,000 (“Cash Severance”), and (2) the COBRA Benefit set forth in the following paragraph (the Cash Severance and the COBRA Benefit, together, the “Severance Benefits”). The total Cash Severance shall be payable in two installments (each for $364,500), with the first installment to be paid on (or within fifteen (15) days following) the date that the Company receives this Agreement (executed by Executive) and Executive’s revocation right pursuant to Section 6 has lapsed and the second installment to be paid on (or within fifteen (15) days following) March 8, 2023.

The Company will pay or reimburse Executive for his premiums charged to continue medical coverage pursuant to COBRA (including any applicable extension of Federal COBRA coverage through Cal-COBRA), at the same or reasonably equivalent medical coverage for Executive (and, if applicable, Executive’s eligible dependents) as in effect immediately prior to the Separation Date, to the extent that Executive elects such continued coverage; provided that the Company’s obligation to make any payment or reimbursement pursuant to this paragraph shall commence with continuation coverage on October 1, 2022, and shall cease with continuation coverage on September 30, 2023 (or, if earlier, shall cease upon the first to occur of Executive’s death, the date Executive becomes eligible for coverage under the health plan of a future employer, or the date the Company ceases to offer group medical coverage to its active executive employees or the Company is otherwise under no obligation to offer COBRA or Cal-COBRA continuation coverage to Executive) (the “COBRA Benefit”). To the extent Executive elects COBRA coverage, he shall notify the Company in writing of such election prior to such coverage taking effect and complete any other continuation coverage enrollment procedures the Company may then have in place. The Company’s obligations as to payments or reimbursements pursuant to this paragraph are subject to the Company’s ability to comply with applicable law and provide such benefit without resulting in adverse tax consequences.

Executive acknowledges and agrees that the Severance Benefits constitute payments and benefits that Executive would not otherwise be entitled to receive without entering into this Agreement, and constitute valuable and adequate consideration for the terms, conditions, and releases provided by Executive in this Agreement. Notwithstanding anything to the contrary in this Agreement, if Executive revokes this Agreement (or any portion hereof) pursuant to Section 6 or any revocation right provided by applicable law, then the Company shall have no obligation to pay or provide Executive with any of the Severance Benefits. Furthermore, if Executive breaches any of his obligations under this Agreement or under the Confidentiality Agreement, the Company shall have no obligation, and Executive shall have no right to receive, any portion of the Severance Benefits not theretofore actually paid; provided that in all cases the Company shall pay the first payment of the Severance Benefits provided for above, which first payment (in and of itself) Executive agrees is good and sufficient consideration for Executive’s agreements and releases in this Agreement.

3. Acknowledgment of All Compensation Paid. Executive agrees that the Company has paid Executive all wages, bonuses, commissions and any other compensation earned by Executive during his employment with the Company (or any of its affiliates), including but not limited to accrued vacation, salary, bonuses, incentives, and other wages. Executive agrees that he is not entitled to receive any further compensation or benefits arising out of his employment or any other relationship with the Company or any of its affiliates. Executive agrees that he has submitted for reimbursement any and all business expenses he incurred during his employment with the Company (to the extent not previously reimbursed) in accordance with the Company’s expense reimbursement policies. Executive’s coverage under the Company’s group healthcare insurance plan will end on September 30, 2022; provided, however, that Executive will be eligible to continue healthcare coverage for Executive and his eligible dependents under the Company’s group health insurance plans in accordance with COBRA, provided that Executive makes a timely election for COBRA coverage. Executive and the Company agree that, effective immediately, Executive is no longer a participant in the Semtech Corporation Executive Change in Control Retention Plan and that Executive is not (and will not be) entitled to benefits under such plan or any other severance plan, policy or arrangement of the Company or any of its affiliates or any cash, equity, or equity-based incentive plan, policy or arrangement of the Company or any of its affiliates.

The Company granted Executive stock options (the “Options”) and other Company equity awards (which could consist of restricted stock units, performance-based restricted stock units or other equity or equity-based awards) (“Equity Awards”). Executive previously received payment in full for any and all Equity Awards that vested in accordance with their terms on or before the Separation Date (other than to the Options that were vested and unexercised on the

Separation Date, as provided below). On the Separation Date, all of Executive’s Equity Awards that were not then vested in accordance with their terms terminated. Executive has no further right in or with respect to any such terminated Equity Awards. Executive previously received payment in full for any and all vested Options that were exercised by Executive. As of the Separation Date, Executive holds vested and unexercised Options as to 2,500 shares of Semtech common stock. Such vested and unexercised Options remain subject to the terms and conditions of the applicable written stock option agreement(s) from the Company setting forth the terms and conditions of such Options and, in accordance with such terms and conditions, such vested and unexercised Options will remain exercisable for only a limited period of time following the Separation Date. To the extent that such vested and unexercised Options are not exercised by Executive in accordance with their terms prior the end of such limited exercise period, they will terminate and Executive will have no further right thereto or in respect thereof.

4. Release of Claims. Executive, on behalf of himself and his descendants, dependents, heirs, executors, administrators, assigns and successors, and each of them, hereby fully and forever releases the Company, its divisions, subsidiaries, parents, or affiliated corporations, past and present, and each of them, as well as its and their assignees, successors, directors, officers, stockholders, partners, representatives, attorneys, agents or employees, past or present, or any of them (individually and collectively, “Releasees”), from, and agrees not to sue concerning, or in any manner institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he or they may possess against any of the Releasees arising from any acts or omissions that have occurred up until and including the date and time that Executive signs this Agreement (collectively, “Claims”), including, without limitation, (a) any and all Claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship; (b) any and all Claims for violation of any federal, state or municipal law, constitution, regulation, ordinance or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; the federal Family Medical Leave Act; the California Business and Professions Code; the California Family Rights Act; the California Fair Employment and Housing Act; and the California Labor Code; and all amendments to each such law; (c) any and all Claims for any wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; personal injury; invasion of privacy; false imprisonment; and conversion; (d) any and all Claims for wages, benefits, severance, vacation, bonuses, commissions, equity, expense reimbursements, or other compensation or benefits; and (e) any and all Claims for attorneys’ fees, costs and/or penalties; provided, however, that the foregoing release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) Executive’s rights under this Agreement; (2) any right to indemnification that Executive may have pursuant to the Company’s bylaws or its corporate charter (or any corresponding provision of any subsidiary or affiliate of the Company), or under the Indemnification Agreement, with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to any service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical and dental coverage that Executive may have under COBRA; or (5) any rights to payment of any vested benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this release does not cover any Claim that cannot be released as a matter of applicable law. Notwithstanding anything to the contrary herein, nothing in this Agreement prohibits Executive from filing a charge with or participating in an investigation conducted by any state or federal government agencies. However, Executive waives, to the maximum extent permitted by law, the right to receive any monetary or other recovery, should any agency or any other person pursue any claims on his behalf arising out of any claim released pursuant to this Agreement. For clarity, and as required by law, such waiver does not prevent Executive from accepting a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended. Executive acknowledges and agrees that he has received any and all leave and other benefits that he is or was entitled to pursuant to the Family and Medical Leave Act of 1993.

5. Waiver of Unknown Claims. This Agreement is intended to be effective as a general release of and bar to each and every Claim hereinabove specified. Accordingly, Executive hereby expressly waives any rights and benefits conferred by Section 1542 of the California Civil Code and any similar provision of any other applicable state law as to the Claims. Section 1542 of the California Civil Code provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive acknowledges that he later may discover claims, demands, causes of action or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, Executive hereby waives, as to the Claims, any claims, demands, and causes of action that might arise as a result of such different or additional claims, demands, causes of action or facts.

6. ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Agreement, Executive is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), and that this waiver and release is knowing and voluntary. This waiver and release do not, however, apply to any rights or claims that may arise under the ADEA after the date Executive signs this Agreement. Executive further expressly acknowledges and agrees that:

(a) In return for this Agreement, Executive will receive consideration beyond that to which he was entitled before executing this Agreement;

(b) Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

(c) Executive was given a copy of this Agreement on the Separation Date, and informed that he had twenty-one (21) days within which to consider this Agreement and that if he wishes to execute this Agreement prior to the expiration of such 21-day period, he will have done so voluntarily and with full knowledge that he is waiving his right to have twenty-one (21) days to consider this Agreement; and that such twenty-one (21) day period to consider this Agreement would not and will not be re-started or extended based on any changes, whether material or immaterial, that are or were made to this Agreement in such twenty-one (21) day period after he received it;

(d) Executive was informed that he had seven (7) days following the date of execution of this Agreement in which to revoke this Agreement, and this Agreement will become null and void if he elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises this revocation right, neither the Company nor Executive will have any obligation under this Agreement. Any notice of revocation must be sent by Executive in writing to the Company (attention Charles B. Ammann, Executive Vice President, Chief Legal Officer and Chief ESG Officer), 200 Flynn Road, Camarillo, California 93012-8790, so that it is received within the seven-day period following execution of this Agreement by Executive.

(e) Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

7. No Transferred Claims. Executive represents and warrants that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof.

8. Return of Property and Certain Other Covenants.

8.1 Return of Property. Executive represents and warrants that he has returned to the Company (a) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized electronic information, that refer, relate or otherwise pertain to the Company or any of its affiliates that were in his possession, subject to his control or held by him for others (other than Executive’s Notebooks, as defined below); and (b) all property or equipment that he has been issued by the Company or any of its affiliates during the course of his employment or property or equipment that he otherwise possessed, including any keys, credit cards, office or telephone equipment, computers (and any software, power cords, manuals, computer bag and other equipment that was provided to him with any such computers), tablets, smartphones, and other devices. Executive acknowledges and agrees that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials (other than the

Notebooks), and is not authorized to retain any property or equipment of the Company or any of its affiliates. Executive further agrees that he will immediately forward to the Company (and thereafter destroy any electronic copies thereof) any business information relating to the Company or any of its affiliates that has been or is inadvertently directed to him following the Separation Date. The “Notebooks” are those personal notebooks of Executive in which he from time to time made informal notes regarding the Company (such as Executive’s to-do lists), which notes are comingled with notes in such notebooks by Executive regarding his own personal matters, and as to which separating out notes regarding Company matters would not (based on Executive’s representations regarding the informality of the notes) be practical. For clarity, Executive agrees to treat such notes regarding the Company as Company confidential information (for clarity, including for purposes of the Confidentiality Agreement). Executive agrees to promptly provide all such notes regarding the Company to the Company in the event that the Company reasonably requests such notes (such as, without limitation, in the event the Company believes such notes could be relevant in litigation or with respect to a governmental investigation).

8.2 Non-Disparagement. Executive agrees that he will not make any statement, written or verbal, to any person or entity, including in any forum or media, or take any action, in disparagement of the Company Group, including negative references to the Company Group’s services, products, policies, directors, officers, managers, or employees, or take any other action that may disparage the Company Group to the general public and/or the Company Group’s employees, clients, suppliers, and/or business partners. The Company will instruct its executive officers to not disparage Executive.

8.3 Defend Trade Secrets Act and other Exceptions. Notwithstanding the foregoing, nothing in this Section 8, or in the Integrated Agreement (as defined below), prevents Executive (or any other person) from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct Executive has reason to believe is unlawful. Furthermore, nothing in this Section 8 or in the Integrated Agreement prevents Executive (or any other person) from truthfully responding to a lawful and valid subpoena or other legal process, but (as to any such response by Executive) Executive agrees to give the Company the earliest possible notice thereof and Executive shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and Executive shall assist the Company and such counsel in resisting or otherwise responding to such process. Notwithstanding any confidentiality obligations set forth in this Agreement or in the Integrated Agreement, Executive understands that, pursuant to the Defend Trade Secrets Act of 2016 (“DTSA”), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive further understands that if a court of law or arbitrator determines that he misappropriated Company trade secrets willfully or maliciously, including by making permitted disclosures without following the requirements of the DTSA as detailed in this Section 8.3, then the Company may be entitled to an award of exemplary damages and attorneys’ fees against him.

9. Miscellaneous.

9.1 Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

9.2 Reliance; Amendments. The Company and the other Releasees are entitled to rely on this Agreement and, except as provided in Section 6, this Agreement is irrevocable by Executive and cannot be unilaterally changed by Executive. This Agreement may not be modified or amended, in whole or in part, except in a formal, definitive written agreement expressly referring to this Agreement, which agreement is signed by an authorized officer of the Company and by Executive.

9.3 No Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be binding unless in writing and signed by the party asserted to have granted such waiver.

9.4 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction or an arbitrator, as the case may be, to be invalid, prohibited or unenforceable under any present or future law, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

9.5 Assignment and Successors.

(a) This Agreement is personal to Executive and shall not be assignable by him. This Agreement shall be binding upon Executive’s heirs, executors, administrators and other legal representatives. In the event Executive dies prior to receiving the full amount of the payments due to him pursuant to this Agreement, any remaining payments due to him shall be paid to Executive’s estate.

(b) The Company may assign its rights and obligations under this Agreement, and this Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires ownership of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

9.6 No Representations. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter of this Agreement, except as expressly set forth in this Agreement.

9.7 Interpretation. Executive has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

9.8 Review of Agreement. Executive recognizes that this is a legally binding contract and acknowledges and agrees that he has had the opportunity to consult with legal counsel of his own choice. Executive specifically acknowledges and agrees that he has read and understands this Agreement and the releases it contains, is entering into this Agreement freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

9.9 Headings; Construction. The section and paragraph headings and titles contained in this Agreement are inserted for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation of this Agreement. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders and the neutral. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

9.10 Electronic Signatures. This Agreement may be signed and/or transmitted by facsimile, e-mail of a .PDF, .TIF, .GIF, .JPG or similar attachment or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), it being understood that any such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s hand-written signature. Executive further consents and agrees that (a) to the extent Executive signs this Agreement using electronic signature technology, by clicking “sign” (or similar acknowledgement of acceptance), he is signing this Agreement electronically, and (b) electronic signatures appearing on this Agreement shall be treated, for purposes of validity, enforceability and admissibility, the same as hand-written signatures.

9.11 No Wrongdoing. This Agreement constitutes a compromise and settlement of any and all potential disputed claims. No action taken by either Executive or the Company, either previously or in connection with this Agreement, shall be deemed or construed to be: (a) an admission of the truth or falsity of any potential claims; or (b) an acknowledgment or admission by either party of any fault or liability whatsoever to the other or to any third party.

9.12 No Liens. Executive represents and warrants that (a) he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement; and (b) there are no liens or claims of any lien or assignment in law or equity or otherwise of or against any of the claims released in this Agreement.

9.13 Tax Matters. The Company and Executive intend that all payments made and benefits provided under this Agreement are either exempt from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. The payments and benefits referenced and provided for in this Agreement are subject to all applicable withholding requirements. Except for the Company’s withholding right, Executive will be solely responsible for any and all taxes that may be due with respect to the payments and benefits referenced and provided for in this Agreement.

9.14 Entire Agreement. This Agreement, together with the Arbitration Agreement, Indemnification Agreement, and the Confidentiality Agreement (all together, the “Integrated Agreement”), embodies the entire agreement of the parties hereto respecting the matters within its scope and is an integrated agreement. The Integrated Agreement supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof or of any portion of the Integrated Agreement shall be deemed to have been merged into the Integrated Agreement, and to the extent inconsistent with the Integrated Agreement, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. The Integrated Agreement is a fully integrated agreement. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth in the Integrated Agreement. For clarity, the Arbitration Agreement, the Indemnification Agreement, and the Confidentiality Agreement continue in effect in accordance with their terms.

9.15 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic transmission (including e-mail) if sent during normal business hours of the recipient, if not, then on the next business day; (iii) two days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent: (x) if to the Company, to the Company at the address of its principal executive offices and to the attention of its General Counsel, (y) if to Executive, to Executive at his last address as reflected in the Company’s payroll records, or (z) in either case, at such other address as such party may designate by ten days advance written notice to the other party hereto.

9.16 Supplementary Documents. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

I HAVE READ THE FOREGOING AGREEMENT AND I ACCEPT AND AGREE TO THE PROVISIONS IT CONTAINS AND HEREBY EXECUTE IT VOLUNTARILY WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

“EXECUTIVE”

/s/ Alistair W. Fulton
Alistair W. Fulton
Date: September 28, 2022

“COMPANY”

Semtech Corporation, a Delaware corporation

/s/ Charles B. Ammann
Charles B. Ammann
Executive Vice President, Chief Legal Officer and Chief ESG Officer

Date: September 28, 2022

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